EXHIBIT 99

Gander Mountain Company Closes Private Placement of

$20 Million of Convertible Debt

Elects David C. Pratt to Board of Directors

ST. PAUL, Minn., August 17, 2005 — Gander Mountain Company (Nasdaq: GMTN), a leading outdoor lifestyle retailer, today announced that it has completed a private placement of $20.0 million of floating rate convertible subordinated notes with David C. Pratt, a private investor. Pratt also owns 1.4 million shares of Gander Mountain Company common stock.

The convertible subordinated notes have an initial conversion price of $16.00 per share and bear interest at 7.0 percent for the first two years, after which time the rate will float with the federal funds rate to a maximum rate of 8.5 percent. The notes mature on August 16, 2010, and may be prepaid without penalty at any time after August 16, 2007.

“This financing will help drive our aggressive growth as we seek to take advantage of consolidation in the fragmented outdoor lifestyle market,” said Mark Baker, President and CEO. “By adding new stores, we expand our geographic diversity and realize increased benefits of scale.”

The company also announced that the company’s board of directors has increased the number of seats on the board from seven to eight and elected Pratt to fill the newly created position until the next shareholder meeting. Pratt is the former chairman, president and CEO of United Industries.

“I have known David professionally for a number of years and have great respect for his keen business skills,” said Mark Baker, President and CEO. “David’s expertise in driving profitable corporate growth is demonstrated by his success with United Industries, which he founded. We are very pleased that he has agreed to join our board and expressed his confidence in Gander Mountain by investing even further in our company.”

“I am proud to be working with the strong management team and dedicated, knowledgeable associates of Gander Mountain,” stated Pratt. “As an avid outdoorsman, I believe that Gander Mountain stores are the best place for outdoor enthusiasts to find the selection of products and services they want. I see great growth potential for Gander Mountain Company.”

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, leads specialty retailers in serving the needs of outdoor enthusiasts with products and services for hunting, fishing, camping and boating. Gander Mountain offers competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services.  The stores feature national, regional and local brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 91 Gander Mountain outdoor lifestyle stores in 15 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

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Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2004, as filed with the SEC, which is available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contact:	Shannon Burns
Director of Investor Relations
651-325-4337
Shannon.burns@gandermountain.com

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